Notice of Performance-Contingent Stock Option Grant

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Shares Granted]

This Notice of Non-Qualified Performance-Contingent Stock Option ("NSO") gives you the right to purchase the total number of shares of Common Stock of 50¢ par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the Option Grant Price Per Share as shown above. Unless otherwise noted, this grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2012 Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.

Definitions

Performance Period – The Performance Period is the four (4) year period beginning on the Date of Grant (“Grant Date”) listed above and ending with the fourth anniversary of the Grant Date.

Stock Price Appreciation Metric – The closing stock price of the Company’s Common Stock must be at least 50% higher than the Grant Price for a period of 20 consecutive trading days. For purposes of this Grant Notice, “trading day” shall mean any day on which the Company’s Common Stock trades on the New York Stock Exchange.

Vesting Terms
This NSO will vest on the first anniversary of the Grant Date (the “Vest date”) and will become fully exercisable if the Stock Price Appreciation Metric is satisfied during the Performance Period.

If the Stock Price Appreciation Metric is not achieved by the fourth anniversary of the Grant Date, 100% of the award will be forfeited.

You must remain continuously employed by the Company through the Vest date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing) to Vest in your NSO; otherwise the NSOs granted will be forfeited.

Employment Termination

If your Employment terminates prior to the Vest date due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing , your NSOs will vest on a pro-rata basis. The pro-rata portion of your NSOs that will vest will be determined by multiplying the “Number of NSO Shares Granted” above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of Employment, inclusive, and the denominator of which is 12.

If the Stock Price Appreciation Metric has not been met at the time of your termination, any pro-rata vested NSOs will remain outstanding but not exercisable unless the Stock Price Appreciation Metric is satisfied by the end of the Performance Period. If the Stock Price Appreciation Metric has not been met by the end of the Performance Period all pro-rata vested NSOs will be forfeited. Any NSOs for which vesting is not accelerated will expire on such Employment termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without Cause under, and as defined in that termination agreement, then the number of NSOs that will become exercisable will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If you voluntarily terminate your Employment or your Employment is terminated for Cause prior to your Vest date then all unvested and unexercised NSO will expire as of the date of your Employment termination.

Notwithstanding anything in the Plan to the contrary, if you experience an Employment Termination following a Change in Control before your Vest date, your NSOs will vest on a pro-rata basis. The pro-rata portion of your NSOs that will vest will be determined by multiplying the “Number of NSO Shares Granted” above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your Employment Termination, inclusive, and the denominator of which is 12. If the Stock Price Appreciation Metric has not been met at the time of your Employment

(Rev. 03/2014) – SOPC2014MEU

Termination, any pro-rata vested NSOs will remain outstanding but not exercisable unless the Stock Price Appreciation Metric is satisfied by the end of the Performance Period. If the Stock Price Appreciation Metric has not been met by the end of the Performance Period all pro-rata vested NSOs will be forfeited. Any NSOs for which vesting is not accelerated will expire on such Employment Termination.

If the Stock Price Appreciation Metric is met and the NSOs become exercisable, the NSOs will remain exercisable until the original expiration date of the NSO, which will be 10 years from the date of grant.
Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

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(Rev. 03/2014) – SOPC2014MEU